Exhibit 10(c)

TRW

Executive

Health

Care

Plan

ANY PERSON WHO, WITH INTENT TO DEFRAUD OR KNOWING THAT HE OR SHE IS FACILITATING A FRAUD AGAINST AN INSURER, SUBMITS AN APPLICATION OR FILES A CLAIM CONTAINING A FALSE OR DECEPTIVE STATEMENT IS GUILTY OF INSURANCE FRAUD.

EHCP 11/20/01

TRW Executive Health Care Plan (EHCP)

Table of Contents

Introduction	1
Who Is Eligible	1
Contributions	1
Eligible Dependents	1
Eligible Domestic Partners	2
Comprehensive Health Care Expense Benefits	2
Covered Health Care Expenses	3
Transplant/Donor Services	3
Examples of Health Care Expenses Covered by the Plan	5
Examples of Health Care Expenses Not Covered by the Plan	6
Definitions	7
Payment of Claims and Recordkeeping	9
Coordination of Benefits Provision	10
Effect of Medicare	12
Recovery of Benefits Paid	13
Coverage During Leave of Absence	13
When Your Health Care Coverage Terminates	13
After Health Care Coverage Terminates	14
Continuation of Coverage—COBRA	14
TRW RetireeSelect Plan	15
Conversion Coverage	15
Specific State Mandated Provisions	16
Additional Information	23
Plan Administration	23
Employee Rights	24
Appendix	25

TRW Executive Health Care Plan (EHCP)

Introduction
The TRW Executive Health Care Plan (“Plan”) is a plan that provides payment for a wide range of health care expenses.

To encourage good health, the Plan covers the expenses for preventive care, such as physical examinations. You are required to complete a management health physical every 15 months if you are age 50 or older or every 24 months if you are under age 50. A simplified claim reimbursement procedure is also a major feature of the Plan.

TRW reserves the right to modify or terminate the Plan at its discretion at any time.

The elections you make when enrolled must remain in effect until the end of the plan year (calendar year), unless you have an eligible change in life status. Even then, the only changes allowed are those consistent with your change in life status or as required to add a dependent as a result of a Qualified Medical Child Support Order. Please see allowable life status changes listed in the ChoicePlus Employee Benefits Book.

Who Is Eligible
You are eligible for the benefits of the Plan as of the date you have been designated as a member of the Special Executive Group by the Chief Executive Office. Your eligible dependents will be covered on the date your coverage begins or the date he or she becomes a dependent, or is first enrolled, whichever is latest. Your eligibility for benefits from any other TRW medical, dental or vision plan (including a health care flexible spending account) will cease when you become a member of this Plan.

Contributions
All participants are required to contribute to the cost of the Plan. Your contribution will be determined by TRW and will be based on the number of dependents you elect to include in the Plan. IRS regulations require that your contribution be made on an “after-tax” basis. The amount of the contribution will be reviewed annually.

Eligible Dependents
Dependents eligible for benefits are:

•	your legal spouse;

•	your unmarried child up to age 19 or age 25, if regularly attending school and solely dependent upon the employee for support. (If the dependent is on an internship through the school and is not over age 25, the employee may continue to cover the dependent through the end of the internship or age 25.);

•	your child regardless of age if enrolled in the Plan prior to reaching the maximum age and if incapable of self-sustaining employment, because of mental or physical disability.

The term “child” also includes your legally adopted child or one placed with you for adoption, foster child, stepchild, or any other child you have in a regular parent-child relationship. To qualify as a dependent for purposes of the Plan, each child must also qualify as a “Dependent” under Section 152(a) of the Internal Revenue Code. Where this summary of the Plan refers to a dependent below, it means a person who is eligible to be and has been enrolled in the Plan.

Dependents not enrolled when first eligible may be added in accordance with the Life Status Change Rules described in the “Life Status Change” section of the ChoicePlus Employee Benefits Book.

TRW Executive Health Care Plan (EHCP)

Eligible Domestic Partners
If you are not married, you can enroll a domestic partner and/or the eligible children of a domestic partner in the Plan. Please visit the TRW Benefits Service Center Web site at trwbenefits.ssga.com or call the Benefits Service Center at 800.859.4567 to find out how to enroll a domestic partner and obtain an Affidavit of Domestic Partnership.

A domestic partner is someone of the same or opposite sex who is the life partner of the employee, and who is not considered the employee’s legal spouse. He/she also must meet all of the following requirements:

•	Be at least 18 years of age and not related to the employee by blood;

•	Be neither married to nor the domestic partner of anyone else;

•	Live with the employee in the same permanent residence in an exclusive, emotionally committed and financially responsible relationship similar to marriage;

•	Be the employee’s sole domestic partner and intend to remain so indefinitely; and

•	Not be in the relationship solely to obtain benefits.

Eligible children of the domestic partner are those who meet all of the following requirements:

•	Unmarried;

•	Live with the employee and partner in a parent/child relationship; and

•	Are less than 19 years of age or less than 25 years of age and regularly attending school and solely dependent upon the employee for support.

Due to IRS requirements, the value of the coverage for a domestic partner and his/her children (the total cost of their coverage) less any contributions paid by the employee toward the cost of that coverage, must be reported as taxable income on the employee’s W-2 form. This amount is subject to all applicable taxes.

You may wish to consult a tax adviser about the effects of the Internal Revenue Service rules prior to enrolling a domestic partner.

Comprehensive Health Care Expense Benefits
Full reimbursement will be made for covered medical (including prescription drugs), dental and vision expenses incurred by you or your eligible dependents while covered by the Plan.

Reimbursement will be made regardless of where the expenses are incurred—whether in or out of the hospital—as long as they are incurred in connection with health care (see “Definitions” page 7). Except as described in the section entitled “After Health Care Coverage Terminates” (page 14), all expenses must be incurred while you or your dependents are covered by the Plan.

An expense or charge will be deemed incurred as of the date the service is rendered or the supply is furnished. Services rendered after the termination of coverage will not be paid.

There is a $2,000,000 maximum benefit that applies to you and each of your eligible dependents in his or her lifetime. This limit will be restored each January 1 by the amount then charged against it. Not more than $25,000 will be restored each year.

TRW Executive Health Care Plan (EHCP)

Covered Health Care Expenses
Covered Health Care Expenses are the reasonable charges incurred in connection with the medical, dental, and vision care of you or your eligible dependent, and must be those which would qualify as a tax deduction. Covered Health Care Expenses, therefore, are those that are Reasonably Necessary and if not reimbursed, could be deducted by you (or you and your spouse in a joint return) when computing your taxable income under Section 213 of the Internal Revenue Code. The provision of Section 213 which limits deductible expenses to an amount measured against adjusted gross income does not apply.

Covered Health Care Expenses include, but are not limited to, the following expenses for services and supplies:

•	Room, board, and other medical services and supplies, which are not considered experimental or investigational, furnished by a hospital or other institution qualified to provide medical care.

•	Services of any legally qualified doctor of medicine (M.D.), doctor of osteopathy (D.O.), doctor of podiatry (D.P.M.), doctor of chiropracty (D.C.), doctor of optometry (O.D.), doctor of chiropody (D.P.M. — D.S. C.), dentist (D.D.S. or D.M.D.), Christian Science practitioner listed in the Christian Science Journal (C.S.), registered nurse (R.N.), licensed practical or vocational nurse under the direction of an R.N. (L.P.N. or L.V.N.), nurse practitioner (N.P.), midwife, physician’s assistant certified by the National Commission on Certification of Physicians’ Assistants (P.A.), audiologist, occupational therapist, physical therapist, psychologist, respiratory therapist, social worker, or speech therapist.

•	Necessary transportation to and from a provider’s office where the services covered hereunder may be obtained, including transportation by personal automobile. This excludes travel to and from a pharmacy.

•	Drugs or medicines prescribed by a physician.

•	Purchase or rental of medical or surgical supplies, aids, and prosthetic appliances, including eyeglasses, hearing aids, or dental prosthetic appliances.

•	Speech therapy for dependent children to treat a congenital defect or birth abnormality other than cleft lip/palate, without regard to whether therapy will result in improvement to speech.

Examples of health care expenses covered and not covered are shown on pages 5 and 6.

Transplant/Donor Services
Donor Services
Donor services and supplies are covered if required for a live donor as a result of a surgical transplant procedure that is not experimental or investigational (see “Definitions” page 7). This applies when the covered person is the recipient of the transplant. If the recipient of the transplant is not covered by the Plan, donor charges are not covered by the Plan. If you are the donor of the transplant:

•	The services and supplies will be considered to be furnished on account of the recipient’s sickness or injury.

•	Eligible services and supplies are limited to services and supplies not covered under a different health care plan.

Covered charges when the organ donor is a cadaver:

•	When charges are billed to the transplant recipient for a covered organ/tissue transplant, expenses for procuring the organ/tissue from a cadaver are covered as hospital miscellaneous or surgical expenses of the transplant recipient. This includes charges for removing the organ or tissue from the cadaver and preserving, storing, and transporting the organ or tissue.

This Plan makes experienced care available for transplants (and other specialized care) through a program called the National Medical Excellence Program described on the next page.

TRW Executive Health Care Plan (EHCP)

Transplant Services
National Medical Excellence Program ® (NME)
The NME Program coordinates all solid organ and bone marrow transplants and other specialized care that cannot be provided within an NME Patient’s local geographic area. When care is directed to a medical facility more than 100 miles from the person’s home, the Plan will pay a benefit for Travel and Lodging Expenses, but only to the extent described below.

Travel Expenses
These are expenses incurred by an NME Patient (see “Definitions” page 7) for transportation between his or her home and the medical facility to receive services in connection with a procedure or treatment.

Also included are expenses incurred by a NME Companion (see “Definitions” page 7) for transportation when traveling to and from an NME Patient’s home and the medical facility to receive such services.

Lodging Expenses
These are expenses incurred by an NME Patient for lodging away from home while traveling between his or her home and the medical facility to receive services in connection with a procedure or treatment.

The benefit payable for these expenses will not exceed the Lodging Expenses Maximum per night as noted below.

Also included are expenses incurred by a NME Companion for lodging away from home:

•	While traveling with an NME Patient between the NME Patient’s home and the medical facility to receive services in connection with any listed procedure or treatment; or
•	When the NME Companion’s presence is required to enable an NME Patient to receive such services from the medical facility on an inpatient or outpatient basis.

The benefit payable for these expenses will not exceed the Lodging Expenses Maximum of $50 per person per night as noted below.

For the purpose of determining NME Travel Expenses or Lodging Expenses, a hospital or other temporary residence from which an NME Patient travels in order to begin a period of treatment at the medical facility, or to which he or she travels after discharge at the end of a period of treatment, will be considered to be the NME Patient’s home.

Travel and Lodging Benefit Maximum
For all Travel Expenses and Lodging Expenses incurred in connection with any one procedure or treatment type:

•	The total benefit payable will not exceed the Travel and Lodging Maximum per episode of care.
•	Benefits will be payable only for such expenses incurred during a period which begins on the day a covered person becomes an NME Patient and ends on the earlier to occur of: one year after the day the procedure is performed; and the date the NME Patient ceases to receive any services from the facility in connection with the procedure.

Benefits paid for Travel Expenses and Lodging Expenses do not count against any person’s Maximum Benefit.

Travel and Lodging Limitations
Travel Expenses and Lodging Expenses do not include, and no benefits are payable for, any charges which are included as Covered Medical Expenses under any other part of this Plan.

Travel Expenses do not include expenses incurred by more than one NME Companion who is traveling with the NME Patient. Lodging Expenses do not include expenses incurred by more than one NME Companion per night.

TRW Executive Health Care Plan (EHCP)

Statement of Rights under the Newborns’ and Mothers’ Health Protection Act
Under federal law, group health plans and health insurance issuers offering group health insurance coverage generally may not restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a delivery by cesarean section. However, the plan or issuer may pay for a shorter stay if the attending provider (e.g., your physician, nurse midwife, or physician assistant), after consultation with the mother, discharges the mother or newborn earlier.

Also, under federal law, plans and issuers may not set the level of benefits or out-of-pocket costs so that any later portion of the 48-hour (or 96-hour) stay is treated in a manner less favorable to the mother or newborn than any earlier portion of the stay. In addition, a plan or issuer may not, under federal law, require that you, your physician, or other health care provider obtain authorization for prescribing a length of stay of up to 48 hours (or 96 hours). However, you may be required to obtain precertification for any days of confinement that exceed 48 hours (or 96 hours). For information on precertification, contact your plan administrator.

Notice regarding Women’s Health and Cancer Rights Act
Under this health plan, coverage will be provided to a person who is receiving benefits for a medically necessary mastectomy and who elects breast reconstruction after the mastectomy, for:

(1)	reconstruction of the breast on which a mastectomy has been performed;

(2)	surgery and reconstruction of the other breast to produce a symmetrical appearance;

(3)	prostheses; and

(4)	treatment of physical complications of all stages of mastectomy, including lymphedemas.

This coverage will be provided in consultation with the attending physician and the patient. If you have any questions about our coverage of mastectomies and reconstructive surgery, please contact the Member Services number on the back of your ID card.

Examples of Health Care Expenses Covered by the Plan

•	Ambulance Services	•	Nursing Services
– Licensed Vocational Nurses
– Practical Nurses
– Registered Nurses
•	Diagnostic & Preventative Services		– Nurse Practitioners
– Allergy & Dermatology Tests
– Cancer Screening (mammogram*, Pap smear, PSA)
– Immunization & Inoculations
	– OB/GYN Examinations	•	Physical Therapy
– Physical Examinations
	– X-ray & Laboratory Examinations	•	Professional Services
– Alcohol/Drug/Mental Illness Services
•	Drugs & Supplies		– Chiropodists
	– Crutches		– Chiropractors
	– Eyeglasses		– Christian Science Practitioners
	– Hearing Aids		– Dentists
	– Hospital Beds		– Home Healthcare Services
	– Prescription Drugs		– Infertility Services
	– Prostheses		– Maternity Care
	– Wheelchairs		– Optometrists – Osteopaths
•	Hospital Services		– Physicians
	– Emergency Care		– Podiatrists
	– Hospice Care		– Psychiatrists
	– Inpatient Care		– Psychologists
– Outpatient Care
– Skilled Nursing Facility

*In Ohio, state law mandates that providers charge no more than $85 per mammogram. Accordingly, Aetna U.S. Healthcare will only reimburse up to the $85 maximum amount for mammograms performed in Ohio.

TRW Executive Health Care Plan (EHCP)

Examples of Health Care Expenses Not Covered by the Plan

•	Antiseptic diaper service.
•	Braille books and magazines.
•	Bottled distilled water.
•	Buying or modifying cars/automobiles.
•	Capital expenses.
•	Car expenses.
•	Care of a normal and healthy baby by a nurse.
•	Cosmetic surgery (see “Definitions” page 7).
•	Domestic help.
•	Founders fees.
•	Funeral and burial expenses.
•	Guide dogs or other animals.
•	Health club dues.
•	Insurance premiums for hospitalization and medical care (including contact lens insurance).
•	Legal fees.
•	Learning disability when no improvement is expected.
•	Lifetime or long-term care.
•	Medical conferences.
•	Medical information plans.
•	Non-prescription drugs.
•	Nursing or therapy done by a close relative.
•	Personal and household expenses such as electric bills or cosmetics (including hypoallergenic cosmetics) and toiletries.
•	Removal of lead based paint.
•	Social activities, such as dancing lessons, swimming lessons, etc., for the general improvement of health, even though recommended by a doctor.
•	Special homes for mentally retarded.
•	Special schools and education.
•	Telephone/television.
•	Transportation to AA meetings.
•	Trips and services for the general improvement of health, or to visit a sick or injured family member unless the traveler is an integral part of the treatment.
•	Tuition or room and board expenses for day camps or schools with a primary focus on education rather than licensed medical care.
•	Vitamins for general health (vitamins prescribed for a specific condition are covered).
•	Weight loss programs.
•	Expenses associated with work-related injuries, which are covered under Workers’ Compensation.

TRW Executive Health Care Plan (EHCP)

Definitions

Cosmetic Surgery
A procedure done to improve, alter or enhance a patient’s appearance and not to promote the body’s proper function, repair an injury or to prevent or treat a disease.

Experimental/Investigational
Those charges for or in connection with services or supplies that are, as determined by Aetna, to be experimental or investigational. A drug, a device, a procedure, or treatment will be determined to be experimental or investigational if:
•	there are insufficient outcomes data available from controlled clinical trials published in the peer reviewed literature to substantiate its safety and effectiveness for the disease or injury involved; or
•	if required by the FDA, approval has not been granted for marketing; or
•	a recognized national medical or dental society or regulatory agency has determined, in writing, that it is experimental, investigational, or for research purposes; or
•	the written protocol or protocols used by the treating facility, or the protocol or protocols of any other facility studying substantially the same drug, device, procedure, or treatment, or the written informed consent used by the treating facility or by another facility studying the same drug, device, procedure, or treatment states that it is experimental, investigational, or for research purposes.

However, this exclusion will not apply with respect to services or supplies (other than drugs) received in connection with a disease; if Aetna determines that:
•	the disease can be expected to cause death within one year, in the absence of effective treatment; and
•	the care or treatment is effective for that disease or shows promise of being effective for that disease as demonstrated by scientific data.

In making this determination Aetna will take into account the results of a review by a panel of independent medical professionals. They will be selected by Aetna. This panel will include professionals who treat the type of disease involved. Also, this exclusion will not apply with respect to drugs that: have been granted treatment investigational new drug (IND) or Group c/treatment IND status; or are being studied at the Phase III level in a national clinical trial sponsored by the National Cancer Institute; if Aetna determines that available scientific evidence demonstrates that the drug is effective or shows promise of being effective for the disease.

Health Care
The diagnosis, cure, mitigation, treatment or prevention of disease, or treatment affecting any structure or function of the body due to defect, illness or accidental bodily injury, or care during and following pregnancy, including treatment of any condition arising therefrom.

Internal Revenue Code
Chapter 1 of Subtitle A of Title 26 of the United States Code of 1986, as currently constituted and as it may be later amended.

NME Patient
This is a person who:
•	requires any of the NME procedure and treatment types for which the charges are a Covered Medical Expense; and
•	contacts Aetna and is approved by Aetna as an NME Patient; and
•	agrees to have the procedure or treatment performed in a hospital designated by Aetna as the most appropriate facility.

TRW Executive Health Care Plan (EHCP)

NME Companion
This is a person whose presence as a Companion or caregiver is necessary to enable an NME Patient:
•	to receive services in connection with an NME procedure or treatment on an inpatient or outpatient basis; or
•	to travel to and from the facility where treatment is given.

Plan
The TRW Executive Health Care Plan (“Plan”) is a plan, which provides payment for a wide range of health care expenses. As used in this booklet, the term Plan refers to the “TRW Executive Health Care Plan.”

Reasonable, Necessary and Recognized Charge
Only that part of a charge which is reasonable is covered. The reasonable charge for a service or supply is the lowest of:
•	the provider’s usual charge for furnishing it; and
•	the charge Aetna determines to be appropriate, based on factors such as the cost of providing the same or a similar service or supply and the manner in which charges for the service or supply are made; and
•	the charge Aetna determines to be the prevailing charge level made for it in the geographic area where it is furnished.

In some circumstances, Aetna may have an agreement, either directly or indirectly through a third party, with a provider which sets the rate that Aetna will pay for a service or supply. In these instances, in spite of the methodology described above, the reasonable charge is the rate established in such agreement.

In determining the reasonable charge for a service or supply that is:
•	unusual; or
•	not often provided in the area; or
•	provided by only a small number of providers in the area;

Aetna may take into account factors, such as:
•	the complexity;
•	the degree of skill needed;
•	the type of specialty of the provider;
•	the range of services or supplies provided by a facility; and
•	the prevailing charge in other areas.

Necessary Charge
A service or supply furnished by a particular provider is necessary if Aetna determines that it is appropriate for the diagnosis, the care or the treatment of the disease or injury involved.

To be appropriate, the service or supply must:
•	be care or treatment, as likely to produce a significant positive outcome as, and no more likely to produce a negative outcome than, any alternative service or supply, both as to the disease or injury involved and the person’s overall health condition;
•	be a diagnostic procedure, indicated by the health status of the person and be as likely to result in information that could affect the course of treatment as, and no more likely to produce a negative outcome than, any alternative service or supply, both as to the disease or injury involved and the person’s overall health condition; and
•	as to diagnosis, care and treatment be no more costly (taking into account all health expenses incurred in connection with the service or supply) than any alternative service or supply to meet the above tests.
In determining if a service or supply is appropriate under the circumstances, Aetna will take into consideration:
•	information provided on the affected person’s health status;
•	reports in peer reviewed medical literature;
•	reports and guidelines published by nationally recognized healthcare organizations that include supporting scientific data;

TRW Executive Health Care Plan (EHCP)

•	generally recognized professional standards of safety and effectiveness in the United States for diagnosis, care or treatment;
•	the opinion of health professionals in the generally recognized health specialty involved; and
•	any other relevant information brought to Aetna’s attention.

In no event will the following services or supplies be considered to be necessary:
•	those that do not require the technical skills of a medical, a mental health or a dental professional; or
•	those furnished mainly for the personal comfort or convenience of the person, any person who cares for him or her, any person who is part of his or her family, any healthcare provider or healthcare facility; or
•	those furnished solely because the person is an inpatient on any day on which the person’s disease or injury could safely and adequately be diagnosed or treated while not confined; or
•	those furnished solely because of the setting if the service or supply could safely and adequately be furnished in a physician’s or a dentist’s office or other less costly setting.

Recognized Charge
Only that part of a charge which is recognized is covered. The recognized charge for a service or supply is the lowest of:
•	the provider’s usual charge for furnishing it; and
•	the charge Aetna determines to be appropriate, based on factors such as the cost of providing the same or a similar service or supply and the manner in which charges for the service or supply are made; and
•	the charge Aetna determines to be the Recognized Charge Percentage made for that service or supply.

In determining the recognized charge for a service or supply that is:
•	unusual; or
•	not often provided in the area; or
•	provided by only a small number of providers in the area;

Aetna may take into account factors, such as:
•	the complexity;
•	the degree of skill needed;
•	the type of specialty of the provider;
•	the range of services or supplies provided by a facility; and
•	the recognized charge in other areas.

Total Disability
1.	Your complete inability to perform every duty pertaining to your occupation or employment and you are not working for pay or profit
2.	Your dependent’s complete inability to perform the normal activities of a person of similar age and sex.

Payment of Claims and Recordkeeping
You must pay out-of-pocket for your prescription drug claims and then submit an EHCP Claim Expense Form with applicable receipts to Aetna for reimbursement. The Plan will reimburse you for covered expenses promptly after receipt of your claim. For all other claims, you can have your Medical, Dental and Vision providers submit your claims electronically or via paper claims to the Aetna U.S. Healthcare address below for reimbursement directly to them.

Physical examinations may be performed by any physician selected by the participant. The procedures for claiming reimbursement for the expense of the examination are the same as for any other expenses.

TRW Executive Health Care Plan (EHCP)

You may claim reimbursement of any Covered Health Care Expense simply by completing an “EHCP Claim Expense Form,” attaching a copy of either your bill or receipt, and sending it to:

Aetna U.S. Healthcare
P.O. Box 14089
Lexington, KY 40512-4089
Phone: 1-866-841-3399
Fax: 1-559-241-1321

If more convenient, however, you may use an itemized statement to claim reimbursement and not complete the Claim Expense Form. Itemized statements must include the following information:

•	Name and social security number of employee and patient.
•	Nature of illness or injury.
•	Name, address, and tax identification number of the doctor, hospital, or supplier.
•	Date of charge.
•	Amount of charge.
•	Description of services rendered.

Cancelled checks or balance due bills are not acceptable as proof of loss.

A claim for reimbursement must be made within two years after incurring the expense. In the case of minor expenses, it may be helpful for you to record them on the Claim Expense Form at the time they are incurred, and file for reimbursement when you feel a sufficient amount has been accumulated. A separate Claim Expense Form must be submitted for each individual family member for whom a claim is filed; therefore, records of medical expenses incurred for yourself and each of your dependents should be kept separately.

Coordination of Benefits Provision
The purpose of health care coverage is to reimburse participants for health care expenses that they have incurred. In line with that purpose, our Plan contains a provision for coordinating with other group plans under which an employee or dependent is covered so that the total benefits available do not exceed 100 percent of the allowable expenses. References to a “dependent” or “dependents” in this Coordination of Benefits provision include domestic partners and/or their eligible children.

When there is coverage by two or more group plans for health care treatment for an employee and/or dependent, the insurance companies involved work together to arrive at a payment of up to 100 percent of the allowable expenses, but no more. If any of your dependents are employed and have other coverage, that coverage is considered primary. In this case, the individual should submit the claim/bill to his/her primary insurance carrier first. Once the individual receives an explanation of benefits (EOB) from the primary insurance carrier and if there is a balance owing, he/she can then submit a copy of the original bill and the EOB from the primary insurance carrier to the secondary payer (Aetna U.S. Healthcare).

Alternately, if he/she has received a statement from the provider (doctor/dentist, etc.) which shows the amount the primary insurance carrier has paid and a balance owed by the patient, he/she can submit this document alone to Aetna U.S. Healthcare for payment. No other documentation is needed in this situation in order for Aetna U.S. Healthcare to pay as secondary payer.

Following is how Aetna U.S. Healthcare administers coordination of benefits: When an individual has coverage under another plan in addition to this plan, the benefits from “other plans” will be taken into account. This may mean a reduction in benefits under this Plan. The combined benefits will not be more than the expenses recognized under these plans.

TRW Executive Health Care Plan (EHCP)

In a calendar year, this Plan will pay:

•	its regular benefits in full; or
•	a reduced amount of benefits. To figure this amount, subtract B. from A. below:
A.	100% of “Allowable Expenses” incurred by the person for whom claim is made.
B.	The benefits payable by the “other plans.” (Some plans may provide benefits in the form of services rather than cash payments. If this is the case, the cash value will be used.)

“Allowable Expenses” means any necessary and reasonable health expense, part or all of which is covered under any of the plans covering the person for whom claim is made.

To find out whether the regular benefits under this Plan will be reduced, the order in which the various plans will pay benefits must be figured. This will be done as follows using the first rule that applies:

1.	A plan with no rules for coordination with other benefits will be deemed to pay its benefits before a plan which contains such rules.

2.	A plan which covers a person other than as a dependent will be deemed to pay its benefits before a plan which covers the person as a dependent; except that if the person is also a Medicare beneficiary and under Medical rules, Medicare is:
•	secondary to the plan covering the person as a dependent; and
•	primary to the plan covering the person as other than a dependent;

The benefits of a plan which covers the person as a dependent will be determined before the benefits of a plan which:
•	covers the person as other than a dependent; and
•	is secondary to Medicare.

3.	Except in the case of a dependent child whose parents are divorced or separated; the plan which covers the person as a dependent of a person whose birthday comes first in a calendar year will be primary to the plan which covers the person as a dependent of a person whose birthday comes later in that calendar year. If both parents have the same birthday, the benefits of a plan which covered one parent longer are determined before those of a plan which covered the other parent for a shorter period of time.

If the other plan does not have the rule described in this provision (3) but instead has a rule based on the gender of the parent and if, as a result, the plans do not agree on the order of benefits, the rule in the other plan will determine the order of benefits.

4.	In the case of a dependent child whose parents are divorced or separated:
a.	If there is a court decree which states that the parents shall share joint custody of a dependent child, without stating that one of the parents is responsible for the health care expenses of the child, the order of benefit determination rules specified in (3) above will apply.

b.	If there is a court decree which makes one parent financially responsible for the medical, dental or other health care expenses of such child, the benefits of a plan which covers the child as a dependent of such parent will be determined before the benefits of any other plan which covers the child as a dependent child.

c.	If there is not such a court decree:

If the parent with custody of the child has not remarried, the benefits of a plan which covers the child as a dependent of the parent with custody of the child will be determined before the benefits of a plan which covers the child as a dependent of the parent without custody.

TRW Executive Health Care Plan (EHCP)

If the parent with custody of the child has remarried, the benefits of a plan which covers the child as a dependent of the parent with custody shall be determined before the benefits of a plan which covers that child as a dependent of the stepparent. The benefits of a plan which covers that child as a dependent of the stepparent will be determined before the benefits of a plan which covers that child as a dependent of the parent without custody.

5.	If 1, 2, 3 and 4 above do not establish an order of payment, the plan under which the person has been covered for the longest will be deemed to pay its benefits first; except that:

The benefits of a plan which covers the person on whose expenses claim is based as a:

•	laid-off or retired employee; or
•	the dependent of such person;

shall be determined after the benefits of any other plan which covers such person as:

•	an employee who is not laid-off or retired; or
•	a dependent of such person.

           If the other plan does not have a provision:
•	regarding laid-off or retired employees; and
•	as a result, each plan determines its benefits after the other; then the above paragraph will not apply.

The benefits of a plan which covers the person on whose expenses claim is based under a right of continuation pursuant to federal or state law shall be determined after the benefits of any other plan which covers the person other than under such right of continuation.

           If the other plan does not have a provision:
•	regarding right of continuation pursuant to federal or state law; and
•	as a result, each plan determines its benefits after the other; then the above paragraph will not apply.

Aetna has the right to release or obtain any information and make or recover any payment it considers necessary in order to administer this provision.

When this provision operates to reduce the total amount of benefits otherwise payable as to a person covered under this Plan during a calendar year, each benefit that would be payable in the absence of this provision will be reduced proportionately. Such reduced amount will be charged against any applicable benefit limit of this Plan.

Other Plan
This means any other plan of health expense coverage under:
•	Group insurance.
•	Any other type of coverage for persons in a group. This includes plans that are insured and those that are not.
•	No-fault auto insurance required by law and provided on other than a group basis. Only the level of benefits required by the law will be counted.

Effect of Medicare
Health Expense Coverage will be changed for any person while eligible for Medicare. A person is “eligible for Medicare” if he or she:
•	is covered under it;
•	is not covered under it because of:
–	having refused it;
–	having dropped it;
–	having failed to make proper request for it.

TRW Executive Health Care Plan (EHCP)

These are the changes:
•	All health expenses covered under this Plan will be reduced by any Medicare benefits available for those expenses. This will be done before the health benefits of this Plan are figured.
•	Charges used to satisfy a person’s Part B deductible under Medicare will be applied under this Plan in the order received by Aetna. Two or more charges received at the same time will be applied starting with the largest first.
•	Medicare benefits will be taken into account for any person while he or she is eligible for Medicare. This will be done whether or not he or she is entitled to Medicare benefits.
•	Any rule for coordinating “other plan” benefits with those under this Plan will be applied after this Plan’s benefits have been figured under the above rules. Allowable Expenses will be reduced by any Medicare benefits available for those expenses.

Coverage will not be changed at any time when your Employer’s compliance with federal law requires this Plan’s benefits for a person to be figured before benefits are figured under Medicare.

Recovery of Benefits Paid
As a condition to payment of benefits under this Plan for expenses incurred by a covered person due to injury or illness for which a third party may be liable:
•	Aetna shall, to the extent of benefits it has paid, be subrogated to (has the right to pursue) all rights of recovery of covered persons against: such third party; or a person’s insurance carrier in the event of a claim under the uninsured or underinsured auto coverage provision of an auto insurance policy.
•	Aetna shall have the right to recover from the covered person amounts received by judgment, settlement, or otherwise from: such third party or his or her insurance carrier; or any other person or entity, which includes the auto insurance carrier which provides the covered person’s uninsured or underinsured auto insurance coverage.
•	The covered person (or person authorized by law to represent the covered person if he or she is not legally capable) shall: execute and deliver any documents that are required; and do whatever else is necessary to secure such rights.

Coverage During Leave of Absence
Coverage will continue while you are on an approved leave pursuant to the Family and Medical Leave Act. While your pay continues, your contribution toward the cost of coverage continues. If your pay ceases, coverage is provided at no cost.

When Your Health Care Coverage Terminates
Your coverage under the Plan will terminate, unless otherwise agreed in writing, at the earliest time stated below:

1.	the end of the month next following the month in which your employment terminates;
2.	the end of the month coinciding with the month in which your retirement from active employment is effective;
3.	the date you cease to be a member of the Special Executive Group, or;
4.	the date the Plan is discontinued or modified.

Dependents
In addition to the above, coverage terminates with respect to an individual dependent when he/she ceases to meet the eligibility requirements of the Plan (i.e., a child who reaches the age limit or a spouse who becomes divorced from you). However, coverage will not terminate until the end of the third month following the month in which a dependent attains the applicable age limitation or the divorce is effective. Please note a Declaration of Termination of Domestic Partnership is required if you are terminating a relationship with a domestic partner.

TRW Executive Health Care Plan (EHCP)

Death
In the event of your death while covered by the Plan, coverage for your dependents will be continued at no cost for a period of twelve months following the end of the month in which death occurs. If your surviving spouse remarries before the end of the twelve-month period, your surviving spouse’s coverage terminates upon remarriage. Your surviving spouse may be eligible to purchase continued coverage pursuant to COBRA as described below.

After Health Care Coverage Terminates
Reimbursement will not be made for expenses which are incurred after coverage terminates unless they are incurred with respect to an injury or illness, including pregnancy, that occurs prior to the date coverage terminates and cause you or your dependent to be continuously and totally disabled from such termination date. Only those expenses that relate to a continuous and total disability and are incurred during the twelve-month period after coverage terminates shall be reimbursed, provided that such expenses are not reimbursed under any other group insurance policy or plan.

Continuation of Coverage—COBRA
Under the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA), you or your dependents are eligible to continue coverage, at your expense, but only if that coverage ends as the result of one of the following “qualifying events.”

1.	Termination of employment for any reason (except gross misconduct); reduction in hours, layoff or retirement;
2.	Death of the employee;
3.	Divorce or legal separation (termination of domestic partner relationship);
4.	Loss of dependent status by a dependent child due to attainment of the maximum age limitation under the Plan, or cessation of full-time schooling.

COBRA does not apply to domestic partners or their children, but the Company has chosen to make continuation coverage available to domestic partners and their children in a manner similar to COBRA. This “COBRA-like” coverage is not actual COBRA coverage and the Company may choose to apply different rules to the coverage or terminate it at any time.

Cost of COBRA Coverage
Coverage may be continued at the same rates applicable to active employees, with an administration charge of two percent. You are required to pay the full cost of the coverage.

Duration of COBRA Coverage
If your active employee coverage would cease because of retirement, termination of employment, layoff, leave of absence, or reduction in your work hours, you or your dependents may elect to continue the existing coverage for up to 18 months from the date of the qualifying event (or up to 29 months if disabled). For all other qualifying events, your dependents may elect to continue coverage for up to 36 months.

However, COBRA coverage will not continue beyond the date that the earliest of the following occurs:

1.	Failure to pay the required premiums.

2.	Entitlement to Medicare after the date COBRA is elected.

3.	Coverage under another employer-sponsored health plan after the date COBRA is elected, provided that the plan does not contain pre-existing condition exclusions applicable to the COBRA participant.

Any payment of COBRA costs by the company will not extend the applicable 18 or 36-month period.

TRW Executive Health Care Plan (EHCP)

If your dependent loses coverage as a result of a divorce or loss of dependent status, it is your or your dependent’s responsibility to advise TRW within 60 days of the later of the qualifying event or the date of loss of coverage, if you wish to continue coverage.

Any questions regarding the COBRA eligibility and coverage provisions should be directed to the TRW Benefits Service Center at 1-800-859-4567.

TRW RetireeSelect Plan
If your coverage is ceasing due to your retirement, you may be entitled to enroll in TRW’s RetireeSelect Plan (RSP). At retirement, you may elect only one option—RSP or COBRA.

Conversion of Coverage
If you complete the entire COBRA continuation period and still wish to be covered under this Plan, you may be permitted to convert to a personal policy. No medical exam is needed. You and your family members may convert when all continuation coverage ceases because your employment ceases or you cease to be in an eligible class. You may not convert if coverage ceases because the group contract has discontinued.

The personal policy may cover:
•	you only; or
•	you and all of your family members who are covered under this Plan when your coverage ceases; or
•	if you die before you retire, all your family members, or your spouse only, who are covered under this Plan when your coverage ceases.

Also, if your own coverage continues, your dependents can apply if they cease to be a dependent as defined in this Plan.

The personal policy must be applied for within 31 days after coverage ceases or would otherwise cease without a provision to continue coverage for retired employees. The 31 days start on the date coverage actually ceases even if the person is still eligible for benefits because the person is totally disabled.

Aetna may decline to issue the personal policy if:
•	It is applied for in a jurisdiction in which Aetna cannot issue or deliver the policy.
•	On the date of conversion, a person is covered, eligible or has benefits available under one of the following:
—	any other hospital or surgical expense insurance policy;
—	any hospital service or medical expense indemnity corporation subscriber contract;
—	any other group contract;
—	any statute, welfare plan or program;
—	and that with the converted policy, would result in overinsurance or match benefits.

No one has the right to convert if you have been insured under this Plan for less than 3 months. Also, no person has the right to convert if:
•	he or she has used up the maximum benefit; or
•	he or she becomes eligible for any other medical coverage under this Plan.

The personal policy form, and its terms, will be of a type, for group conversion purposes:
•	as required by law or regulation; or
•	as then offered by Aetna.

It will not provide coverage which is the same as coverage under this Plan. The level of coverage may be less and an overall Lifetime Maximum Benefit will apply.

TRW Executive Health Care Plan (EHCP)

The personal policy may contain either or both of the following:
•	A statement that benefits under it will be cut back by any like benefits payable under this Plan after your coverage ceases.
•	A statement that Aetna may ask for data about your coverage under any other plan. This may be asked for on any premium due date of the personal policy. If you do not give the data, expenses covered under the personal policy may be reduced by expenses which are covered or provided under those plans.

The personal policy will state that Aetna has the right to refuse renewal under some conditions. These will be shown in that policy.

If you or your dependent want to convert:
•	You should ask the TRW Benefits Service Center for a copy of the “Notice of Conversion Privilege and Request” form.
•	Send the completed form to the address shown.

If a person is eligible to convert, information will be sent about the personal policy for which he or she may apply.

The first premium for the personal policy must be paid at the time the person applies for that policy. The premium due will be Aetna’s normal rate for the person’s class and age, and the form and amount of coverage.

The personal policy will take effect on the day after coverage terminates under this Plan.

Specific State Mandated Provisions
In addition to the COBRA continuation and conversion rights described above, the following provisions are required by state insurance law. These provisions will not operate to decrease the coverage or benefits described in this document.

California — Discontinuance of Policy
The Policyholder may terminate this policy as to any or all coverage of all or any class of employees of any one or more Member Employers. A Member Employer may terminate this policy as to any or all coverage of all or any class of its employees. Aetna must be given written notice. The notice must state when such termination shall occur. It must be a date after the notice. It shall not be effective during a period for which a premium has been paid to Aetna as to the coverage.

Aetna has the right to terminate this policy as to all or any class of employees of a Member Employer at any time after the end of the grace period if the premium for the employees’ coverage has not been paid. Written notice of the termination date must be given by Aetna. This right is subject to the terms of any laws or regulations.

Aetna may also terminate this policy in its entirety or as to any or all coverage of all or any class of employees of a Member Employer by giving the Policyholder advance written notice of when it will terminate. The date shall not be earlier than 31 days after the date of the notice unless it is agreed to by the Policyholder and Aetna. If:
•	this policy terminates as to any of the employees of a Member Employer; and
•	premiums have not been paid for the period this policy was in force for those employees;
•	then the Policyholder and the Employer shall be jointly and severally liable to Aetna for the unpaid premiums.

TRW Executive Health Care Plan (EHCP)

If this policy includes medical coverage and the policy discontinues, the Policyholder will promptly mail to each employee located in California insured under this policy at the time of such discontinuance, a legible, true copy of any notice of policy discontinuance which may be received from Aetna and will promptly provide Aetna proof of such mailing and the date of the mailing.

Kentucky — Continuation of Coverage Provision
You are eligible for this continuation of coverage if you live in Kentucky and if:
•	you have been covered for Health Expense Coverage for at least 3 months in a row under this Plan or under this Plan and any prior coverage; and
•	you are not eligible for continuation of like coverage because of any federal law.

Any Health Expense Coverage then in force for you and your eligible dependents may be continued after it would terminate because you terminate employment or cease to be in an Eligible Class. You have to make request for this continuation. The request must be made within 31 days of the date your coverage would otherwise terminate.

Coverage will not be continued beyond the first to occur of:
•	The end of the 18-month period starting on the date coverage would otherwise terminate.
•	The date you become eligible for like coverage under another group plan.
•	The end of the period for which any required contributions have been made.
•	The end of a 31 day period following discontinuance of Health Expense Coverage as to employees of your Employer.

Any dependent’s eligibility for other coverage under the group contract or his or her ceasing to meet the definition of dependent will terminate that dependent’s coverage.

Continuation of Coverage for Your Former Spouse
The following applies only to a person who was covered as your dependent spouse and:
•	whose coverage is not being continued after your employment stopped or you ceased to be in an Eligible Class;
•	who was so covered for Health Expense Coverage or for Health Expense Coverage and any prior coverage for at least 3 months in a row; and
•	is not eligible for continuation of like coverage because of any federal law.

If Health Expense Coverage for such person would terminate because of dissolution of marriage, but:
•	premium payments are continued; and
•	the person requests such continuation within 31 days of the dissolution of marriage,

such person may continue the coverage provided that coverage will not be continued beyond the first to occur of:
•	The end of an 18-month period after the date of the dissolution of marriage.
•	The date such person becomes eligible for like coverage under any group plan.
•	The end of a 31-day period after the date dependent coverage is discontinued under this Plan for your Eligible Class.
•	The end of the period for which required contributions have been made.

Continuation of Coverage for Your Dependents after Your Death
The following applies only to a dependent who is covered as your dependent and who:
•	has been so covered for health expenses coverage or for health expense coverage and any prior coverage for at least 3 months in a row; and
•	is not eligible for continuation of like coverage because of any federal law.

TRW Executive Health Care Plan (EHCP)

If you die while covered under any part of this Plan, any Health Expense Coverage then in force for your dependents may be continued if:
•	Your coverage is not then being continued after your employment has stopped or you ceased to be in an Eligible Class.
•	Continuation of the coverage is requested in writing within 31 days after your death.
•	Premium payments are made for the coverage.

Any dependent’s coverage will cease when any one of the following happens:
•	The end of the 18 month period right after your death.
•	A dependent would cease to be a defined dependent, if you were living. Such a dependent may be eligible for continuation under the remaining terms of this Plan.
•	A dependent becomes eligible for like benefits under any group plan.
•	31 days after Dependent Coverage ceases as to the Eligible Class of which you were a member right before your death.
•	Any required contributions cease.

If Health Expense Coverage is being continued for your dependents, your child born after your death will also be covered.

Continuation of Coverage for Your Child

The following applies only to a child who is covered as your dependent and:
•	whose coverage is not being continued after your employment stopped or you ceased to be in an Eligible Class;
•	who has been so covered for Health Expense Coverage or for Health Expense Coverage and any prior coverage for at least 3 months in a row; and
•	who is not eligible for continuation of like coverage because of any federal law.

If Health Expense Coverage for such child would terminate because the child ceases to meet this Plan’s definition of dependent, such child may continue the coverage; provided that:
•	premium payments are continued; and
•	the child requests such continuation within 31 days of ceasing to meet this Plan’s definition of dependent.

Coverage will not be continued beyond the first to occur of:
•	The end of an 18-month period after the date the child ceases to meet this Plan’s definition of dependent.
•	The date the child becomes eligible for like coverage under any group plan.
•	The end of a 31-day period after the date dependent coverage is discontinued under this Plan for your Eligible Class.
•	The end of the period for which required contributions have been made.

New Hampshire — Continuation of Coverage Provision
Part I
You are eligible for this continuation of coverage if you live in Kentucky and if:

Health Expense Coverage would terminate because:
•	you terminate employment, except because of gross misconduct; or
•	you cease to be in an Eligible Class;

coverage may be continued for you and your eligible dependents, provided you have been employed by an Employer participating in this Plan for at least 6 months.

You must request continuation within 31 days of the later of the date your Employer notifies you of the right to continue and the date coverage would otherwise terminate. The request must include an agreement to pay up to 102% of the cost to this Plan. Premium payments must be continued.

TRW Executive Health Care Plan (EHCP)

Coverage will not be continued beyond the first to occur of:
•	The end of an 18 months period which starts on the date coverage would otherwise terminate; except that if you or your dependent provide notice to your Employer that you or your dependent has been determined to be disabled under Title II or XVI of the Social Security Act on the date coverage would have otherwise terminated, except for this section, coverage for that disabled person only will be continued, unless terminated for another reason, until the end of a 29 month period which starts on the date coverage would have otherwise terminated, except for this section.
•	The date you become eligible for like group benefits.
•	The end of the period for which any required contributions have been made.
•	Discontinuance of the coverage involved as to employees of the Eligible Class of which you were a member.

Coverage for a dependent will not be continued beyond the date it would otherwise terminate.

Part II
If Health Expense Coverage would terminate because of discontinuance of the coverage involved as to employees of the Eligible Class of which you were a member, coverage may be continued for you and your eligible dependents. You must request continuation within 31 days of the later of the date your Employer notifies you of the right to continue and the date coverage would otherwise terminate. The request must include an agreement to pay up to 102% of the cost to this Plan. Premium payments must be continued.

Coverage will cease on the first to occur of:
•	The date you are eligible for like group benefits.
•	The end of the period for which any contributions have been made.
•	The end of a period equal to 39 weeks, less the number of weeks your coverage was continued under this Plan during a strike, lockout or labor dispute; except that if coverage is being continued in accordance with Part I at the time coverage terminates as to your Eligible Class, coverage will be continued for up to the remainder of the 18 or 29 month period specified in Part I, if the remainder of the applicable period would be longer than 39 weeks, less the number of weeks your coverage was continued under this Plan during a strike, lockout or labor dispute.

Part III
If any coverage being continued under Part I or Part II ceases because coverage has been continued for the maximum period, a personal policy may be applied for under the Conversion Privilege. This must be done within 31 days of the date coverage ceases.

Continuation Of Coverage For Your Spouse
A spouse from whom you are divorced may continue coverage in accordance with Part I or Part II; but not both. A spouse from whom you are legally separated and whose coverage would terminate because you failed to make the required contributions may continue coverage in accordance with Part II.

Part I
If Health Expense Coverage for your dependent spouse would terminate due to divorce, the former spouse may continue to be covered. Your former spouse has to request continuation within 31 days after the later of the date your Employer notifies the spouse of the right to continue and the date he or she ceases to be eligible as a dependent.

Premium payments must be continued. Coverage will not continue beyond the first to occur of:
•	The date the former spouse is eligible for like group benefits.
•	The end of a 39 week period after:
•	the date dependent coverage ceases under this Plan for your Eligible Class; or if earlier,
•	the date you or your former spouse remarries.
•	The end of the period for which any required contribution was made.

TRW Executive Health Care Plan (EHCP)

•	The end of a 2-year period after the date of divorce if your former spouse was under age 55 on the date coverage is first continued under this section.
•	The date your former spouse becomes eligible for Medicare if your former spouse was age 55 or over on the date coverage is first continued under this section.

Part II
If Health Expense Coverage for your dependent spouse would terminate because of divorce or because you ceased to make contributions for a spouse from whom you are legally separated, the spouse may continue the coverage then in force, provided you have been employed by an Employer participating in this Plan for at least 6 months.

Written request for such continuation must be made within 31 days of the later of the date the Employer notifies the spouse of the right to continue and the date coverage would otherwise terminate. The request must include an agreement to pay up to 102% of the cost to this Plan. Premium payments must be continued.

Coverage will not be continued beyond the first to occur of:
•	The date the spouse becomes eligible for like group benefits.
•	The end of a 36 month period which starts on the date of the divorce or the date contributions cease for a spouse from whom you are legally separated; except that if the coverage involved discontinues during such 36 month period as to employees of the Eligible Class of which you are a member, coverage will be continued, unless terminated for another reason, until the later of:
–	39 weeks from the date of such discontinuance; and
–	the remainder of the 36-month period on the date of such discontinuance.
•	The end of the period for which required contributions have been made.

Part III
If any coverage being continued under Part I or Part II ceases because coverage has been continued for the maximum period, a personal policy may be applied for under the Conversion Privilege. This must be done within 31 days of the date coverage ceases.

Continuation Of Coverage For Your Dependents After Your Death
If you should die while covered under any part of this Plan, any Health Expense Coverage then in force for your dependents may be continued provided you were employed by an Employer participating in this Plan for at least 6 months.

Written request for such continuation must be made within 31 days of the later of the date your Employer notifies your dependents of the right to continue and the date coverage would otherwise terminate. The request must include an agreement to pay up to 102% of the cost to this Plan. Premium payments must be continued.

Any dependent’s coverage will not continue beyond the first to occur of:
•	The end of a 36 month period which starts on the date of your death; except that if the coverage involved discontinues during such 36 month period as to employees of the Eligible Class of which you were a member, coverage will be continued, unless terminated for another reason, until the later of:
–	39 weeks from the date of such discontinuance; and
–	the remainder of the 36-month period on the date of such discontinuance.
•	The date the dependent becomes eligible for like group benefits.
•	The date the dependent ceases to meet this Plan’s definition of a dependent.
•	The end of the period for which any required contributions have been made.

Coverage may also be provided under this Plan for your child, born after your death, as long as coverage for your other dependents is being continued.

TRW Executive Health Care Plan (EHCP)

If any coverage being continued ceases because coverage has been continued for the maximum period, a personal policy may be applied for under the Conversion Privilege. This must be done within 31 days of the date coverage ceases.

Continuation Of Coverage For Your Child
If Health Expense Coverage for your child would terminate because the child ceases to meet this Plan’s definition of dependent, such child may continue the coverage then in force, provided you have been employed by an Employer participating in this Plan for at least 6 months. Written request for such continuation must be made within 31 days of the later of the date your Employer notifies the child of the right to continue and the date coverage would otherwise terminate. The request must include an agreement to pay up to 102% of the cost to this Plan. Premium payments must be continued.

Coverage will not continue beyond the first to occur of:
•	The end of a 36 month period which starts on the date the child ceases to meet this Plan’s definition of dependent; except that if the coverage involved discontinues during such 36 month period as to employees of the Eligible Class of which you are a member, coverage will be continued, unless terminated for another reason, until the later of:
–	39 weeks from the date of such discontinuance; and
–	the remainder of the 36-month period on the date of such discontinuance.
•	The date the child becomes eligible for like group benefits.
•	The end of the period for which any required contributions have been made.

If any coverage being continued ceases because coverage has been continued for the maximum period, a personal policy may be applied for under the Conversion Privilege. This must be done within 31 days of the date the coverage ceases.

Continuation Of Coverage For Your Dependents After You Become Eligible For Medicare
If coverage for your dependents would terminate because you become eligible for Medicare, any Health Expense Coverage then in force for your dependents may be continued; provided you have been employed by an employer participating in this Plan for at least 6 months.

Written request for such continuation must be made within 31 days of the later of the date your Employer notifies your dependents of the right to continue and the date coverage would otherwise terminate. The request must include an agreement to pay up to 102% of the cost to this Plan. Premium payments must be continued.

Coverage for a dependent will not continue beyond the first to occur of:
•	The end of a 36 month period which starts on the date you become eligible for Medicare; except that if the coverage involved discontinues during such 36 month period as to employees of the Eligible Class of which you were a member, coverage will be continued, unless terminated for another reason, until the later of:
–	39 weeks from the date of such discontinuance; and
–	the remainder of the 36-month period on the date of such discontinuance.
•	The date the dependent becomes eligible for like group benefits.
•	The end of the period for which any required contributions have been made.

If any coverage being continued ceases because coverage has been continued for the maximum period, a personal policy may be applied for under the Conversion Privilege. This must be done within 31 days of the date coverage ceases.

Aetna shall not be liable for death, injury incurred or disease contracted, as a result of a person’s commission of, or attempt to commit, a felony. Aetna shall not be liable for death, injury incurred or disease contracted while a person was engaged in an illegal occupation.

TRW Executive Health Care Plan (EHCP)

Ohio — Continuation of Coverage Provision
This Ohio mandated continuation coverage requirement is available to all employees covered by the Executive Health Care Plan unless the state in which you reside offers a more favorable continuation.

The following applies only if you have been covered under the Plan for at least 3 months in a row. If you terminate employment, coverage may continue in force for you and your dependents; but only if:
•	you are entitled to unemployment compensation benefits when you stop work;
•	the termination of employment is involuntary;
•	you agree to make contributions by the earlier of:
–	31 days after the date coverage would otherwise terminate; and
–	10 days after the date the Policyholder notifies you of the right to continue coverage;
–	but not before 10 days following the date coverage would otherwise terminate.

The maximum period it may continue is 6 months after it would otherwise terminate.

Coverage will cease before the end of 6 months on the first to occur of:
•	The date you are eligible for coverage under any group plan that provides like benefits or services.
•	The date you fail to make the contributions needed.
•	The date Health Expense Coverage discontinues as to employees of your former Employer.

Coverage for a dependent will cease earlier when the person:
•	Ceases to be a defined dependent.
•	Becomes eligible for other coverage under the group contract.

If any coverage being continued ceases, except for discontinuance of Health Expense Coverage, you may use the Conversion Privilege. If you do, you must apply for the personal policy within 31 days of the date the coverage ceases.

Virginia — Worker’s Compensation Exclusion
This Plan cannot exclude benefits for the following when Worker’s Compensation benefits are denied:

Non-Occupational Injury
A non-occupational injury is an accidental bodily injury that:
•	does not arise out of (or in the course of) any work for pay or profit, or result in any way from an injury which does; or
•	does arise out of (or in the course of) any work for pay or profit, but only if proof is furnished that the person is covered under any type of workers’ compensation law and;
–	the Workers’ Compensation Commission denies benefits for the injury and the person does not request a review of the denial within 20 days; or
–	the Workers’ Compensation Commission has, after review of an award, denied benefits for the injury; or
–	the person is not covered for that injury under such law.

Non-Occupational Disease
A non-occupational disease is a disease that:
•	does not arise out of (or in the course of) any work for pay or profit, or result in any way from a disease which does; or
•	does arise out of (or in the course of) any work for pay or profit, but only if proof is furnished that the person is covered under any type of workers’ compensation law and;
–	the Workers’ Compensation Commission denies benefits for the disease and the person does not request a review of the denial within 20 days; or
–	the Workers’ Compensation Commission has, after review of an award, denied benefits for the disease; or
–	the person is not covered for that disease under such law.

TRW Executive Health Care Plan (EHCP)

Additional Information
In providing this Plan to employees, certain legal requirements must be met. You must be fully informed of the benefits being provided and your rights regarding these benefits under the Employee Retirement Income Security Act of 1974. ERISA was signed into law to provide additional protection for employees covered under any benefit plan. Your rights, as specified by law, are described on page 24.

Plan Administration
1.	Name, Address, and Telephone Number of Employer Whose Employees are Covered by the Plan:
TRW Inc. 1900 Richmond Road Cleveland, OH 44124 Phone No.: 216.291.7000

2.	Plan Administrator:
TRW Inc. 1900 Richmond Road Cleveland, OH 44124 Phone No.: 216.291.7435

3.	Source of Contributions to the Plan:
Employer and employee contributions.

4.	Plan Year:
Plan Year ends on each December 31.

5.	The Agent for Service of Legal Process:
Secretary TRW Inc. 1900 Richmond Road Cleveland, OH 44124

6.	Type of Administration of the Plan:
The Plan is insured by Aetna Life Insurance Company, 151 Farmington Avenue, Hartford, CT 06156.

7.	Plan Numbers:
The Plan is on file with the Department of Labor under TRW’s Employer Identification Number 34-0575430.

The Plan number is 705. Aetna U.S. Healthcare control number is 727741.

8.	Claims Notice of Decision:
Aetna U.S. Healthcare will provide notice of decision on a wholly or partially denied claim to the participant no later than 90 days after receipt of the claim by the Plan, unless special circumstances require an extension. If an extension is required, written notice of the extension shall be provided before the end of the initial 90-day period, and the extension itself shall not exceed 90 days from the end of the initial period. A denial notice should also give the specific reason for the denial, a specific reference to pertinent Plan provisions, a description of any additional material necessary to perfect the claim, and information on steps to be taken to appeal the denial.

9.	Appeals Process:
If you are denied a claim, you can request a review of your claim, review pertinent documents, and submit issues and comments in writing to Aetna U.S. Healthcare, P.O. Box 14089, Lexington, KY 40512-4089 within 60 days of the initial denial of your claim. Aetna U.S. Healthcare will review the appeal no later than 60 days after its receipt, unless special circumstances require an extension, in which case a decision shall be rendered no later than 120 days after receipt of the request for review. The participant will be notified if an extension of time is needed.

TRW Executive Health Care Plan (EHCP)

10.	Plan Termination:
TRW reserves the right to terminate, suspend, withdraw, or amend the Plan in whole or in part at any time.

Employee Rights
As a participant in this benefit Plan at TRW Inc., you are entitled to:
•	Examine, without charge, at the Plan Administrator’s office all documents governing the Plan, including insurance contracts.
•	Obtain, upon written request to the Administrator, copies of documents governing the Plan, including insurance contracts and updated summary plan description. The Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

Your employer may not fire you or discriminate against you to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in federal court.

If Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you have the right to file suit in a federal court or request assistance from the U.S. Department of Labor. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, require the other party to pay your legal costs, including attorney’s fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the Plan Administrator or the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or contact the Division of Technical Assistance and Inquires, Pension and Welfare Benefits Administration, U.S. Department of Labor 200 Constitution Avenue, N.W. Washington D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

TRW Executive Health Care Plan (EHCP)

Appendix

Covered Expenses		Benefit

Hospital	Charges by a hospital for medical services on an inpatient or outpatient basis, including room and board, operating room, intensive care, tests, therapy, medication, and drugs dispensed for inpatient care, and other services. Covered services include medical care and diagnostic services.	100% of eligible charges

Surgery	Charges by a physician for performing surgery on an inpatient or outpatient basis. Services include the surgeon, assistant surgeon, anesthesiologist, anesthetist and other professional personnel supporting the surgical procedure.	100% of eligible charges

Prescription Drugs	Drugs requiring a prescription. Insulin is also covered.	100% of eligible charges

Medical	Charges for medical care and diagnostic services and equipment. Included are physician services, routine medical examinations, nursing services, rental of wheelchairs or other needed medical equipment (or purchase where appropriate), tests, therapy, and other professional health care services.	100% of eligible charges

Dental	Charges for dental services and supplies. Included are dentists, dental hygienists, prosthodontics, oral surgery, and others.	100% of eligible charges

Vision	Charges for vision services and supplies. Included are optometrists and professional eye care supplies.	100% of eligible charges